EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-268606 and 333-282327 on Form S-3 and Registration Statement Nos. 333-164572 and 333-215728 on Form S-8 of our reports dated November 20, 2025, relating to the consolidated financial statements of New Jersey Resources Corporation and subsidiaries and the effectiveness of New Jersey Resources Corporation and subsidiaries’ internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended September 30, 2025.

/s/ Deloitte & Touche LLP

Morristown, New Jersey

November 20, 2025